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                                                                    EXHIBIT 10.2

                                [CANCERVAX LOGO]

                            2005 MANAGEMENT INCENTIVE
                                COMPENSATION PLAN

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                              CancerVax Corporation

                   2005 Management Incentive Compensation Plan

The CancerVax Corporation (CancerVax) Management Incentive Compensation Plan is designed to offer incentive compensation to key Associates by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support overall corporate goals. The Management Incentive Plan will create an environment which will focus key Associates on the achievement of objectives. Since cooperation between departments and Associates will be required to achieve corporate objectives that represent a significant portion of the Compensation Plan, the Plan should help foster improved teamwork and a more cohesive management team.

Purpose of the Plan

The CancerVax Management Incentive Compensation Plan (the "Plan") is designed to:

- Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value

-     Reward those individuals who significantly impact corporate results

-     Encourage increased teamwork among all disciplines within the Company

- Incorporate an incentive program in the CancerVax overall compensation program to help attract and retain key Associates

Plan Governance

The Plan will be governed by the Compensation Committee of the Board of Directors. The President and CEO of CancerVax will be responsible for administration of the Plan. The Compensation Committee of the Board will be responsible for approving any incentive awards to officers of the Company and for determining and approving any incentive awards to the President and CEO.

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Eligibility

Key Associates who may be eligible to participate in the Plan shall be selected at the sole discretion of the Company. In order to be eligible to receive any incentive award under this plan, a participant (a) must have been in an eligible position for at least three (3) consecutive months during the Plan year; (b) must not be a Part-time Associate; (c) MUST HAVE HAD AT LEAST AN ACCEPTABLE, "MEETS STANDARD" (3.0 OR HIGHER) rating on his or her most recent performance review; and (c) if the participant has been on probation for performance or other issues at any time during the plan year or during the period from the end of the plan year until the time at which bonus determinations are made, any award to such individual must be approved by and will be subject to the discretion of the Compensation Committee of the Board of Directors. For purposes of this Plan, Part-time Associate shall be defined as any Associate working fewer than 30 hours per week.

Form of Incentive Award Payments

Incentive award payments may be made in cash, through the issuance of stock or stock options, or by a combination of cash, stock and/or stock options, at the discretion of the Company's Compensation Committee, subject to the approval of the Company's Board of Directors. In the event that the Compensation Committee and the Board of Directors elect to pay incentive awards in stock or stock options, the Compensation Committee, in its sole discretion, will make a determination of the number of shares of stock or stock options to be issued to each Plan participant based, in part, upon each participant's Corporate and Individual Performance, as described below. The issuance of stock and stock options may also be subject to the approval of the Company's stockholders, and any stock options issued will be subject to the terms and conditions of the Company's 2003 Equity Incentive Award Plan, as amended from time to time by the Company.

Corporate and Individual Performance

Prior to the beginning of the Plan year, the President and CEO will present to the Board of Directors a list of the overall corporate objectives for the coming year, which are subject to approval by the Board. All participants in the Plan will then develop a list of key individual objectives, which must be approved by the responsible Vice President and by the President and CEO.

The Plan calls for incentive awards based on the achievement of annual corporate and individual objectives that have been approved as indicated above.

The relative weight between corporate and individual performance factors may vary based on the individual's level within the organization. The weighting will be reviewed annually and may be adjusted, as necessary or appropriate. The weighting for 2005 will be as follows:

                                                        Corporate          Individual
                                                        ---------          ----------
President and CEO                                         100%

Vice Presidents/Executive Directors                        75%                25%

Directors/Associate Directors/Senior Managers              50%                50%

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Target Awards Multiplier

Incentive Awards will be determined by applying an "achievement multiplier" to the base salary of participants in the Plan. The following target award multipliers will be used for this purpose:

       Position                           Target Award Multiplier
       --------                           -----------------------
President and CEO                                    50%

Vice President/Officers                              35%

Executive Directors                                  25%

Senior Directors/Directors                           20%

Associate Directors/Senior Managers                  15%

The target award multiplier will be used to establish the target incentive award at the beginning of each year. The target award multiplier will be equal to the actual award multiplier used at year-end in situations where corporate and individual objectives have been met for the year.

Performance Measurement

The following scale will be used to determine the actual award multiplier for incentive award calculations based upon measurement of corporate and individual performance versus objectives. Separate payment multipliers will be established for both the individual and the corporate components of each award. The same payment multiplier for the corporate component of each participant's annual award shall be used for all Plan participants in any given year.

                   Performance Category                            Award Multiplier
                   --------------------                            ----------------
1. Performance for the year met or exceeded objectives
   or was excellent in view of prevailing conditions                  75% - 150%

2. Performance generally met the year's objectives or
   was very acceptable in view of prevailing conditions               50% -  75%

3. Performance for the year met some, but not all, objectives         25% -  50%

4. Performance for the year was not acceptable in view of
   prevailing conditions                                                  0%

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Calculation of Cash Incentive Award

The example below shows sample cash incentive award calculations under the CancerVax Management Incentive Compensation Plan. First, a total target award is calculated by multiplying the Associate's base salary by the target award multiplier. This dollar figure is then divided between its corporate component and its individual component based on the performance factor mix for that specific position. This calculation establishes specific dollar target awards for the performance period for both the individual and corporate components of the award.

At the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. The corporate award multiplier, which is based on overall corporate performance, is used to calculate corporate performance awards for all Plan participants. This is accomplished by multiplying the target corporate award established for each individual at the beginning of the performance period by the actual award multiplier. The individual award multiplier, which is based on an individual's performance against objectives, is used in the same way to calculate the actual individual performance award.

      Example:

Cash Award Calculation
Position:                                                    Executive Director
Base Salary:                                                 $120,000
Target award multiplier:                                           25%
Target award dollars:                                        $ 30,000

Target award components (based on performance factor mix):
Target award based on corporate performance (75%):           $ 22,500
Target award based on individual performance (25%):          $  7,500

Actual Cash Award Calculation

Assumed payment multipliers based on assessment of corporate and individual performance:

   Corporate multiplier               75%-performance generally met year's objectives
   Individual multiplier              125%-performance generally exceeded objectives
Cash Award:

   Corporate component                $16,875     ($22,500 x 75%)
   Individual component                 9,375     ($ 7,500 x 125%)

Payment of the Incentive Award

Annual performance reviews for Plan participants will be completed by February 28, 2006. Payment of incentive awards will be made as soon as practicable thereafter. Incentive award calculations will be based on the participant's base salary as of December 31, 2005. In addition to the required review process, incentive award payments to the President/CEO and to the Vice President/CFO will be made after the completion and issuance of the Company's year-end audited Financial Statements.

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Participants who have been in an eligible position for less than a year, but for at least three months, will receive a pro-rata bonus based on the number of days in an eligible position. Participants promoted during the year from one "Target Award Multiplier" level to another will have their Incentive Award calculated using their base pay on December 31, 2005. Providing the promotion occurred prior to October 1, 2005, the calculation will be pro-rated, based on the number on months at each Target Award Multiplier level. If the promotion occurred after October 1, 2005, the entire calculation will be based on the Target Award Multiplier percentage applicable prior to the promotion.

Termination

A Plan participant whose employment terminates voluntarily prior to the payment of the incentive awards, will not be eligible to receive an incentive award. If a participant's employment is terminated involuntarily during the calendar year, or prior to payment of awards, it will be at the absolute discretion of the Company whether or not an award payment is made.

Company's Absolute Right to Alter or Abolish the Plan

CancerVax reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any compensation hereunder until actual delivery of such compensation.

Employment Duration/Employment Relationship

This Plan does not, and CancerVax's policies and practices in administering this Plan do not, constitute a contract or other agreement concerning the duration of any participant's employment with the Company. The employment relationship of each participant is "at will" and may be terminated at any time by CancerVax or by the participant, with or without cause.

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                                CANCERVAX CORPORATION

                   2005 MANAGEMENT INCENTIVE COMPENSATION PLAN

This is to acknowledge that I have received a copy of the 2005 MANAGEMENT INCENTIVE COMPENSATION PLAN.

Name: ______________________________           Date: _________________
      (print)

      ______________________________
      (signature)

      Please return signed copy to the Human Resources Department.

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